Exhibit 10.1

[Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if disclosed.]

EXCLUSIVE DISTRIBUTION AND SUPPLY AGREEMENT

This Exclusive Distribution and Supply Agreement is entered into as of March 26, 2021 (the “Effective Date”) by and between Sonoma Pharmaceuticals, Inc., a Delaware corporation having a place of business at 645 Molly Lane, Suite 150, Woodstock, GA 30189 (“Supplier”) and EMC Pharma, LLC, a Missouri limited liability company, having a place of business at 11551 Adie Road, Maryland Heights, MO 63043(“Distributor”).

WHEREAS, Supplier manufactures certain products based on the Proprietary Rights (as such term is defined below) and subject to the Label Claims as approved by the Government Authorities, which it is willing to supply to Distributor on the terms and subject to the conditions of this Agreement;

WHEREAS, Distributor wishes to obtain from Supplier exclusive rights to distribute the Products through the Channels in the Territory in the Field (as such term is defined below);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the Parties mutually agree as follows:

1.	Definitions.

“Affiliate” means, with respect to any person or entity (a) any other person or corporation directly or indirectly controlling, controlled by, or under common control with a Party to this Agreement, or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with, a Party to this Agreement but in each case only for so long as such ownership or control shall continue. For purposes of this definition, the term “control” as applied to any person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that person or entity, whether through ownership of voting securities or otherwise.

“Agreement” means this Exclusive Distribution and Supply Agreement including its Exhibits attached hereto, as amended from time to time by both parties.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for business in the United States of America for the transaction of normal banking business.

“Channels” has the meaning given to it in Exhibit A hereto.

“Contract Year” means the 12-month period beginning with the Effective Date and each 12-month period beginning with the anniversary of the Effective Date in subsequent calendar years.

“Distribution Rights” has the meaning assigned to it under Section 2.1 of this Agreement.

“Effective Date” has the meaning ascribed thereto in the preamble.

“Field” means the application set forth on Exhibit A attached hereto.

“Government Authority” means any federal, state or public authority, exercising governmental powers and having jurisdiction in connection with this Agreement; and all statutes, laws, ordinances, regulations, orders, decrees, permits, licenses, approvals, writs, process and rules issued thereby that may operate in connection with this Agreement in the Territory.

“Government Payers” means any Government Authority.

“Initial Term” has the meaning set forth in Exhibit B.

“Instructions for Use” means the instructions for use approved by the U.S. Food and Drug Administration or any other Government Authority.

“Label Claims” means the label claims obtained for a Product as approved by a Government Authority.

“Marketing Authorization” means the permit, authorization and/or license for the Products issued by the relevant health authorities in the Territory, the underlying applications thereto, and any supplements and amendments to such permit, authorization and/or license, that authorize the holder of such license to market and sell the Products in the Territory.

“Net Revenue” means gross revenue collected by Supplier upon sales of product to Distributor under the terms of this Agreement, less discounts, rebates, allowances or credits.

“Party” means each of Supplier and Distributor.

“Permitted Use” means use in accordance with applicable Label Claims.

“Patents” means the patent(s) owned by Supplier.

“Patent Applications” means the patent application(s) filed by Supplier.

“Proprietary Rights” means the Trade Names, Trademark(s), Trademark Application(s), Patent(s), Patent Application(s), copyrights, trade secret rights and all other intellectual and industrial property rights of any sort related to the Product and Supplier’s business.

“Product” means the hypochlorous-acid based products, in the volumes, and packaging specified in Exhibit A of this Agreement. The Parties agree that they may, from time to time and by mutual written agreement, include new Products in such Exhibit A; provided, however, that pricing must be agreed to by the Parties before adding any new Product to such Exhibit A.

“Recall” has the meaning assigned to it under Section 9.3 of this Agreement.

“Renewal Term” has the meaning set forth in Exhibit B.

“Specialty Pharmacy(ies)” means each of the entities listed in Exhibit E hereto.

“Subdistributor” means any third party appointed to act for Distributor in promoting, marketing, selling and distributing the Products in the Territory for the Permitted Use in the Field as permitted under Section 2.2 hereof; provided, however, that Subdistributors shall not include any service providers (including sales brokers, agents or the like) acting on behalf of Distributor.

“Term” means the Initial Term and any Renewal Term pursuant to Exhibit B hereof.

“Territory” shall mean the geographic area(s) set forth in Exhibit A attached hereto.

“Trademark(s)” means the trademark application(s) filed by Supplier, any derivatives thereof, any other symbols related to the Products and all goodwill associated therewith.

“Trade Names” means any name under which Supplier markets a product or service or that Supplier uses in connection with its business.

“Wholesaler” means each of the entities listed in Exhibit D hereof.

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2.	Distribution Rights.

2.1            Appointment of Distributor. On the terms and subject to the conditions of this Agreement, including the Minimum Purchase Requirements, Supplier hereby appoints Distributor, and Distributor hereby accepts appointment, as Supplier’s exclusive distributor of Products through the Channels in the Territory for the Permitted Use in the Field in accordance with the terms of this Agreement (the “Distribution Rights”).

2.2            Reservation of Rights. Distributor shall not have any right to, and shall not, promote, market, import, offer for sale, sell and/or distribute or use any Products outside of the Channels or outside of the Territory or for any use outside of the Field. Distributor shall have no right to distribute or sell Products through the internet or any website unless specifically permitted in Exhibit A. Except as expressly provided by this Agreement, all right, title and interest in and to Supplier’s Proprietary Rights related to the Products and Supplier’s business remains with Supplier.

2.3            Subdistributors. The Distribution Rights are limited to, and may be exercised by Distributor and/or permitted Subdistributors solely for the purpose of promoting marketing, import, offering for sale, selling and/or distributing the Products for the Permitted Use in the Field, in the Territory. Distributor may appoint Subdistributors, but only pursuant to written agreements with third parties consistent with Distributor’s obligations under this Agreement. Such agreements shall contain obligations of the third party Subdistributor materially similar to the obligations of Distributor hereunder, and no less favorable to Supplier’s rights than the provisions contained in this Agreement. Any Subdistributor shall be subject to Supplier’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and which approval may be withdrawn in the event Subdistributor breaches any term of this Agreement. Distributor shall be liable to Supplier for acts or omissions of any Subdistributor not in conformity with the terms of this Agreement or any agreement between Distributor and any Subdistributor.

3.	Purchase Orders and Delivery.

3.1           Inventory.

3.1.1            Distributor will purchase all inventory located at Cardinal Health 105, Inc. (“Cardinal”) from Supplier for the prices listed in Exhibit C. Such inventory will transfer ownership to Distributor and Distributor will be responsible for any fees associated with such transfer as well as any fees incurred following the Effective Date from Cardinal or elsewhere.

3.1.2            Inventory located at the Wholesalers listed on Exhibit D as of the Effective Date will remain in the ownership of Supplier and Supplier will be responsible for any financial liabilities related to returns from the Wholesalers for any reason. Distributor will not ship additional inventory to any Wholesaler for ninety (90) days following the Effective Date unless Wholesaler runs out of inventory for a particular SKU in which case the Distributor may replenish the inventory related to that SKU. Supplier and Distributor agree to work together to reduce this ninety (90) day period if possible while prioritizing minimizing the impact of returns to Supplier.

3.1.3 Inventory located at the Specialty Pharmacies listed on Exhibit E as of the Effective Date will remain in the ownership of Supplier and Supplier will be responsible for any returns from the Specialty Pharmacy for any reason. Distributor will not ship additional inventory to the Specialty Pharmacies for ninety (90) days following the Effective Date unless such Specialty Pharmacy runs out of inventory for a particular SKU in which case the Distributor may replenish the inventory related to that SKU. Distributor will not enter into any new agreement between Distributor and the Specialty Pharmacies for ninety (90) days following the Effective Date unless agreed to by Supplier and Distributor in writing. Distributor will not steer business away from the Specialty Pharmacies for at least ninety (90) days following the Effective Date unless agreed to in writing by Supplier and Distributor. For purposes of clarity, nothing in this section obligates Distributor to enter into any agreement with any Specialty Pharmacy on Exhibit E. Supplier and Distributor agree to work together to reduce this ninety (90) day period if possible while prioritizing minimizing the impact of returns to Supplier.

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3.2            Transition Period.

3.2.1            Supplier shall provide Distributor with a copy of all existing customer accounts and lists as of the Effective Date as they relate to the Products.

3.2.2            Supplier shall be entitled to: (a) any accounts receivable derived from any Product shipped or delivered before or on the Effective Date plus any phase-in period as described further in this section, and (b) any accounts receivable, true ups, or any other compensation from the Specialty Pharmacies and Wholesalers as long as such receivable relates to inventory in place before or on the Effective Date plus any phase-in period as described further in this section. It is acknowledged by both parties that in the case of the Specialty Pharmacies, there may be a delay in reporting from the Specialty Pharmacies to account for any true ups due under contracts between Supplier and such Specialty Pharmacies and Supplier and Distributor will make a good faith effort to attribute such true up payments to Distributor.

3.2.3            After the Effective Date, if either the Distributor or any of its Affiliates receives or collects any funds in connection with any account receivable, or other right to receive payment from any Person to the extent relating to the Products, prior to or on the Effective Date plus any phase-in period as described further in this section, Distributor shall remit such funds to Supplier by wire transfer of immediately available funds as soon as reasonably practicable after its receipt thereof. After the Effective Date, if either the Supplier or any of its Affiliates receives or collects any funds in connection with any account receivable, or other right to receive payment from any Person to the extent relating to the Products, after the Effective Date, Supplier shall remit such funds to Distributor by wire transfer of immediately available funds as soon as reasonably practicable after its receipt thereof.

3.2.4            Supplier will be responsible for closing out any account with the company it uses for rebates, Market Share Movers. If Distributor intends to use a rebate company, which shall be in Distributor’s sole discretion, it will use a company other than Market Share Movers to keep accounts separate between parties.

3.2.5            Distributor will be responsible for any returns, as further described in this Agreement, following the Effective Date if such return relates to inventory Distributor has purchased from Supplier.

3.2.6            Supplier shall be liable for any liabilities relating to, arising from, or in respect of the Products or services performed during the period prior to the Effective Date, including any accounts payable and distributor fees. For purposes of clarity, Distributor will be responsible for any fees charged by Cardinal or other third party for transferring inventory at Cardinal from Supplier’s name and ownership to Distributor’s name and ownership. From and after the Effective Date, if Distributor or any of its Affiliates receives any invoice or notice in connection with any account payable, or other obligation to make a payment to any Person to the extent relating to the Products, prior to March 31, 2021, Distributor shall remit such invoice or notice to Supplier as soon as reasonably practicable after its receipt thereof, and Supplier shall promptly pay such amount pursuant to the invoice or notice. From and after the Effective Date, if Supplier or any of its Affiliates receives any invoice or notice in connection with any account payable, or other obligation to make a payment to any Person to the extent relating to the Products, after March 31, 2021, Supplier shall remit such invoice or notice to Distributor as soon as reasonably practicable after its receipt thereof, and Supplier shall promptly pay such amount pursuant to the invoice or notice.

3.2.7            Supplier and Distributor agree to meet at 45 and 90 calendar days post Effective Date to reconcile the above items to make sure both receivables and liabilities are appropriately allocated according to this Agreement.

3.3            Forecast. Within five (5) days after the Effective Date, and on the first day of each quarter, Distributor shall provide Supplier with a written non-binding rolling annual forecast, by month and by Product, of the quantities of Products Distributor expects Supplier to ship to Distributor for each quarter covered by the forecast (each, a “Forecast”). If at any time Supplier anticipates that it will be unable to meet the quantities of Product and delivery dates in the applicable Forecast, Supplier shall promptly notify the Distributor of the anticipated shortfall and the reason(s) therefor, and implement a plan to promptly address such shortfall and supply the full quantity of Product.

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3.4            Terms and Conditions.

3.4.1            Supplier shall make available and sell Products to Distributor at the Purchase Prices and on the terms and conditions set forth in this Agreement and in Exhibit F.

3.4.2            Purchase Orders by Distributor shall be subject to acceptance by Supplier at Woodstock, Georgia, or such other place(s) as may be designated by Supplier. Except as modified by this Agreement, all Purchase Orders shall be accepted subject to (a) minimum purchase quantities specified in Exhibit A, and (b) to the terms and conditions of Supplier’s Terms and Conditions of Sale (“General Terms and Conditions”), a copy of which is attached hereto as Exhibit F and incorporated herein by reference. In the event of any inconsistency between the General Terms and Conditions and any provision of this Agreement, this Agreement shall be controlling.

3.5            Packaging and Labeling. Distributor shall use the Supplier Mark specified in Exhibit A on all Products. Distributor shall supply or cooperate with Supplier to provide the Product labeling for use by Distributor that is compliant with all Marketing Authorizations. Any changes to Product labeling shall be noticed to Supplier at least 120 days prior to any change and be subject to Supplier’s prior written approval. Supplier shall have the right to modify the Product packaging and labeling at any time, including, without limitation, to address modifications required or suggested by the relevant Government Authority issuing the Marketing Authorization.

3.6            Private Labeling. Supplier will work with Distributor as requested to create private labels for its products. Supplier will charge $[___] per private label to cover design cost and regulatory review.

3.7            Working Group. Senior representatives of Supplier and Distributor shall meet from time to time as the Parties reasonably agree (but in any event not less than once per calendar quarter during the Term) to discuss Product pricing, supply or quality concerns or issues, manufacturing contingency planning, and such other matters pertaining to the transactions contemplated by this Agreement as the Parties may agree.

4.	Pricing.

The current Purchase Price schedule for Products is set forth on Exhibit A attached hereto (the “Purchase Prices”). The Purchase Prices may be changed by Supplier from time to time (but in any event [___]) to reflect any changes to Product manufacturing costs and related expenses incurred by Supplier, by providing Distributor with a proposed amended Exhibit A at least [___] in advance in advance of the effectiveness of any change, together with written explanation for such change and such supporting information as Distributor may request. During such [___] period, the Parties shall discuss in good faith the proposed change to the Purchase Prices and use commercially reasonably efforts to minimize the amount of any increase to the Purchase Prices.

5.	Royalties

5.1            Royalty Amount. In further consideration of the rights and licenses granted to Distributor by this Agreement, Distributor shall pay to Supplier a royalty of $[___] in quarterly payments as detailed in Exhibit A (the “Royalty Payments”).

5.2            Payment Terms. Distributor shall make the first Royalty Payment of $[___] on the Business Day following the Effective Date by wire transfer of immediately available funds. Thereafter, Distributor shall make Royalty Payments to Supplier quarterly within fifteen (15) calendar days after the end of each calendar quarter.

6.	Reimbursement of Referral Fee.

6.1            Amount. Distributor shall reimburse Supplier for [___]% of the referral fee incurred by Supplier based on its referral fee agreement with Business Development Connections, LLC dated February 26, 2021 attached hereto as Exhibit G over the Initial Term of this Agreement. Such referral fee is equal to [___]% of Net Revenue collected by Supplier from purchase orders by Distributor.

6.2            Payment of Referral Fee. Supplier will collect Distributor’s share of the referral fee with each invoice by applying a surcharge of [___]%.

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7.	Marketing and Sales.

7.1            Business Plan. Pursuant to its appointment as a distributor for the Products, Distributor agrees to use all commercially reasonable efforts to develop the market for, and promote the sale of Products in the Territory for the Permitted Use in the Field and diligently engage in the marketing, distribution and sale thereof. Distributor represents and warrants to Supplier that it is not engaged in the promotion, marketing, distribution, and/or sale of any hypochlorous acid or sodium hypochlorite products that are competitive with the Products, and that it shall not, during the Term of this Agreement, engage in any such activity in the Territory without Supplier’s prior written consent.

7.2            Compliance with Laws. Distributor agrees to ascertain and materially comply with all applicable laws and regulations and standards of industry or professional conduct in connection with the use, marketing, offer for sale, sale, distribution and promotion of the Products, including, without limitation, those applicable to exportation, importation, product claims, labeling, approvals, registrations and notifications.

7.3            Compliance with Label Claims, Etc. Distributor agrees to market the Products consistent with all applicable Label Claims. Distributor shall not, and shall cause its Affiliates not, to make any representations or warranties relating to the Products except for those representations contained in this Agreement. Distributor agrees not to make, and agrees to cause its Subdistributors not to make, any representation or warranty, whether oral or in writing, regarding the Products that is not consistent with the Label Claims authorized for the Product in the Field in the Territory.

7.4            Marketing Authorization. Supplier shall be solely responsible for, and shall use diligent efforts in connection with filing, communicating with, and seeking Marketing Authorization(s), approvals, registrations, notifications and the like from, Government Authorities. All costs incurred in connection with the preparation and filing of the Marketing Authorization(s) shall be the sole responsibility of Supplier.

7.5            Marketing Materials. At the Effective Date, Supplier will make its physical marketing materials related to the Products available to Distributor and Distributor may use such materials consistent with this Agreement. Distributor will be responsible for any shipping costs to obtain such materials. Otherwise, Distributor shall supply all sales and marketing material in the Territory at its sole expense and shall obtain Supplier’s prior written approval before using any such material; provided, however that Supplier’s approval right shall be limited to confirming that such material does not violate any Marketing Authorizations or any other applicable regulatory requirements. Supplier shall not unreasonably withhold or delay this approval. Any sales and marketing materials not objected to in writing by Suppler within fourteen (14) days, or such longer period as Supplier may reasonably request, after receipt by Supplier for review shall be deemed approved by Supplier. Upon notice from Supplier of objections regarding marketing literature or promotional materials, Distributor shall discontinue the use of such literature or material until the Parties mutually agree that they are acceptable in form and substance. Supplier shall supply Distributor, as reasonably requested from time to time, with information required in order to prepare sales and marketing materials. Distributor may engage outside marketing firms as long as such marketing firm arrangements comply with the terms of this Agreement.

7.6         Microcyn Rx and Government Contracts. Distributor will have the non-exclusive right to sell Microcyn Rx products solely into Government channels (the “Government Distribution Rights”). Government channels are defined as Government Payers. Such right will not be subject to meeting sales targets or the Minimum Purchase Requirements other than such minimum order quantities as necessary to create efficient shipping as further described on Supplier’s purchase orders. Such Government Distribution Rights will have the same Term as this Agreement and will be subject to other applicable clauses of this Agreement, including use of intellectual property, recalls and confidentiality. Purchase prices will be provided on the Supplier’s purchase order reflecting prices in effect at that time. Distributor may resell Products to Governmental Authorities or their respective agencies without express written approval from Supplier. Unless otherwise separately agreed to in writing between Supplier and Distributor, no provisions required in any U.S. government contract or subcontract related thereto shall be a part of this Agreement, imposed on or binding on Supplier, and this Agreement is not deemed an acceptance of any government provisions that may be included or referenced in Distributor's request for quotation, Purchase Order, or any other document. Further terms may be outlined in the Supplier’s purchase order. Initial prices for Microcyn Rx products are attached to this Agreement in Exhibit A and subject to adjustment consistent with terms in this Agreement and additional purchase orders provided by Supplier.

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8.	Intellectual Property.

8.1            No rights to Intellectual Property. Unless otherwise expressly set forth in this Section, this Agreement shall not be interpreted or construed to transfer, assign, license or grant to a Party or any third party any right to or under any patent, trade secret, trademark, trade name or other intellectual property right of the other Party.

8.2            Identification of Supplier Rights. Distributor shall properly identify and accurately describe all Products as products of Supplier. Distributor shall not alter, remove, deface or obscure any notice of any Proprietary Right on any Product and shall not add to any Product any other trade name, trademark or notice of any other person or entity without the prior written consent of Supplier. Distributor shall not rebottle or repackage any Product.

8.3            No Use of Supplier Trade Names and Trademarks. Neither Distributor nor any Distributor Affiliate or Subdistributor shall, either during the Term nor after expiration, termination or dissolution of this Agreement, use a company name (whether in its charter documents or otherwise) that includes the element “Oculus”, “Sonoma” and / or Microcyn® (technology) or any other Trademark or Trade Name (collectively, “Supplier Marks”) that is similar to or could be confused with any Supplier Mark. Neither Distributor nor any Subdistributor is authorized to license or permit any third party to use a name or trademark which includes a Supplier Mark or any word or words that is similar to, could be confused with, or is disparaging of any Supplier Mark.

8.4            Protection of Proprietary Rights. Distributor shall comply with all directives issued by Supplier respecting the use or protection of Supplier’s Proprietary Rights and shall not use or suffer the use of any of the same in any manner which contravenes Supplier’s directives or which otherwise may, in Supplier’s opinion, tend to lessen the value thereof, or impair the goodwill or reputation of Supplier, of any Supplier Affiliate, and/or of its respective products and/or services

8.5            Assistance with Intellectual Property Matters. If requested by Supplier, Distributor shall assist Supplier in registering or otherwise protecting Supplier’s Proprietary Rights within the Territory, all strictly in Supplier’s name and for Supplier’s benefit.

8.6            Notice of Infringement. Distributor shall immediately notify Supplier of any infringement, misuse, misappropriation, tort, unfair competition, passing off or violation relating to any Supplier Proprietary Right that comes to Distributor’s attention. In the event of any such infringement, misuse, misappropriation, tort, unfair competition, passing off or violation relating to the activities of Distributor, any Subdistributor or any third party acquiring any Product directly or indirectly from Distributor or any Subdistributor, Distributor shall take steps reasonably requested by Supplier to terminate any such infringement, misuse, misappropriation, tort, unfair competition, passing off or violation.

8.7            Proceedings. Supplier shall have exclusive control over the commencement, prosecution and settlement of any legal proceeding with respect to any infringement, misuse, misappropriation, tort, unfair competition, passing off or violation relating to any patent, trade secret, trademark, trade name or other Supplier Proprietary Rights. In connection with any such legal proceeding, Distributor shall provide such assistance related to such proceeding as Supplier may reasonably request; provided that Supplier shall reimburse the expenses reasonably incurred by Distributor in providing such assistance in accordance with Supplier’s request for the same. Distributor shall not have any right to commence, prosecute or settle any legal proceeding with respect to any infringement, misuse, misappropriation, act of tort, unfair competition, passing off or violation relating to any Supplier Proprietary Rights.

9.	Non-Conformities and Recall.

9.1          Traceability and Complaints.

9.1.1            During the Term, and for a period of 5 (five) years after the end of the Term Distributor shall keep and maintain records of all sales and other distributions of Products made by Distributor or its Subdistributors sufficient to effectively, efficiently and economically implement any Recall or investigation of any Product, but at a minimum containing information about:

(i)	Product description;
(ii)	Customer identification (name and location); and
(iii)	Shipping date.

All complaints received by Distributor shall be communicated to Supplier within two (2) Business Days. All traceability information accompanied by the complaint shall be made available to Supplier.

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9.1.2            Upon Supplier’s request, Distributor shall make such records available to Supplier and otherwise cooperate as reasonably required to effectively, efficiently and economically implement any Recall or investigation.

9.2            Pharmacovigilance. Distributor shall immediately, and in no event later than two (2) Business Days after receipt by Distributor, provide Supplier with any pharmacovigilance information regarding the Products.

9.3            Recalls. The Parties shall cooperate fully with one another in any of the following events involving a recall of Product resulting in a market withdrawal covered by this Agreement, including any correction, post-sale warning or mailing of information (the “Recall”):

9.3.1            A Recall is requested or ordered by Government Authority issued due to the Products not meeting the Label Claims or manufacturing related issues or Supplier requests a Recall for Product quality or manufacturing related issues;

9.3.2            A Recall is requested or ordered by a Government Authority issued due to off-Label promotion, illegal marketing or misrepresentation of Product quality; and

9.3.3            Any Recall other than those specified in Sections 9.2.1 or 9.2.2 above.

Each Party shall inform the other Party in writing on a reasonably timely basis in light of the events concerning any Product related issues that have the potential to result in a Recall in the Territory or elsewhere if impacting this Agreement. Supplier and Distributor and its Subdistributors shall further cooperate with one another using reasonable efforts and acting in good faith in conducting a Recall. The Parties will provide reasonable assistance to each other to investigate the root cause(s) related to a Recall subject to this Agreement.

The out-of-pocket costs and expenses incurred in connection with a Recall under subsection 9.2.1 shall be borne by Supplier; the out-of-pocket costs and expenses incurred in connection with a Recall under subsection 9.2.2 shall be borne by Distributor; the out-of-pocket costs and expenses incurred in connection with a Recall under subsection 9.2.3 shall be borne by Supplier and Distributor on a 50%-50% basis.

10.	Confidentiality.

10.1        Confidential Information. All information disclosed or exchanged by the Parties under this Agreement, including all intellectual property related to the Products, shall constitute confidential information of the disclosing Party (the “Confidential Information”). Each Party agrees:

(i)	to hold the other Party’s Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions each Party employs with respect to its confidential materials, but in no case less than reasonable care);

(ii)	not to disclose such Confidential Information other than to its employees and agents who need to know such information and who are informed of the confidential nature of such information and bound by confidentiality and non-use obligations regarding such information;

(iii)	not to divulge any such Confidential Information or any information derived therefrom to any third person; provided, however, that if disclosure is required by a competent Government Authority, prior to such disclosure, the receiving Party shall give prompt written to the disclosing Party sufficient to allow the disclosing Party the opportunity to pursue its legal and equitable remedies regarding such potential disclosure, and the receiving Party shall (A) assert the confidential nature of the Confidential Information to the Government Authority; (B) seek an appropriate protective order and/or narrow the scope of such order to only that portion of the Confidential Information which is required by law to be disclosed; (C) use its reasonable best efforts to obtain confidential treatment for any Confidential Information that is so disclosed; and (D) cooperate fully with the disclosing Party in protecting such disclosure; and

(iv)	not to remove or export from the United States and/or the Territory or re-export any such Confidential Information or any direct product thereof (e.g., Products by whomever made) unless expressly consented to in writing by the other Party and except in compliance with all licenses and approvals required under applicable local and foreign export laws and regulations.

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10.2        Exclusions. Without granting any right or license, the Parties agree that the foregoing sub-sections (i), (ii), (iii) and (iv) shall not apply with respect to information the other Party can document (W) is in or (through no improper action or inaction by the other Party, agent or employee enters) the public domain, or (X) was rightfully in its possession or known by it prior to receipt from the disclosing Party, or (Y) was rightfully disclosed to it by another person without a duty of confidentiality owed to the other Party, or (Z) was independently developed by it, by persons without access to such information and without use of any information of the other Party. Each Party must promptly notify the other Party of any information it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence including contemporaneous written records.

10.3        Termination. Immediately upon termination of this Agreement, at the written request of Supplier, Distributor will turn over, or shall cause to have turned over, to Supplier all Confidential Information received from the other Party and all documents or media containing any such Confidential Information, and any and all copies or extracts thereof. The confidentiality obligations contained in this Section 8 shall survive termination of this agreement for a period of five (5) years.

10.4        Remedies; Equitable Relief. The Parties acknowledge and agree that due to the unique nature of their Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the non-breaching Party or third parties to unfairly compete with the non-breaching Party resulting in irreparable harm to the non-breaching Party, and therefore, that upon any such breach or any threat thereof, the non-breaching Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the breaching Party from any damages and expenses (including reasonable and documented attorney’s fees), in connection with any breach or enforcement of each Party’s obligations hereunder or the unauthorized use or release of any such Confidential Information. Each Party will notify the other in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Section 10 will constitute a material breach of this Agreement.

11.	Representations, Warranties, Indemnification and Insurance.

11.1          Supplier’s Representations. Supplier hereby represents and warrants the following:

(a)             It is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

(b)             It has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations under this Agreement;

(c)             It has taken all necessary action to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of it and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms;

(d)             It is not subject to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement;

(e)             To the best of its knowledge, there are no investigations, adverse third party allegations, claims or actions against it, including any proceedings or any pending or threatened action against it by or before any Government Authority, relating to the Product;

(f)              The execution and delivery of this Agreement will not (i) violate Supplier’s charter documents or other organizational document, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which it is a party or by which it is bound, or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to it; and

(g)             Supplier represents and warrants that all Product will be manufactured in accordance with good manufacturing practices and when supplied will comply with the Label Claims.

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11.2              Distributor’s Representations. Distributor hereby represents and warrants the following:

(a)             It is a limited liability company duly organized, validly existing and in good standing under the laws of Missouri.

(b)             Its legal representative is empowered with the necessary sufficient authority to bind the Distributor under the terms hereof.

(c)             Distributor has taken all necessary action on its part to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of Distributor and constitutes a legal, valid, binding obligation, enforceable against Distributor in accordance with its terms;

(d)             Distributor is not subject to any legal, contractual or other restrictions, limitations or conditions that conflict with its rights and obligations under this Agreement or that might affect adversely its ability to perform under this Agreement;

(e)             To the best of its knowledge, there are no investigations, adverse third party allegations, claims or actions against it, including any proceedings or any pending or threatened action against it by any Governmental Authority that may limit or in any manner affect the compliance by Distributor of the obligations undertaken hereunder;

(f)              The execution and delivery of this Agreement will not (i) violate the charter documents or other organizational documents of Distributor, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which Distributor is a party or by which it is bound, or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to Distributor;

(g)             As of the Effective Date, there are no claims pending or, to Distributor’s knowledge, threatened against Distributor or any of its Affiliates or Subdistributors by any third party, which might affect adversely its ability to perform under this Agreement. Distributor represents that it has not been notified of, nor does have knowledge of, any circumstances or set of circumstances that would put Distributor in any such situation;

(h)             Distributor represents and warrants that the Product will be used, promoted, marketed, imported, offered for sale, sold and/or distributed in accordance with good practices and in material compliance with applicable law and Marketing Authorizations.

11.3	Mutual Representations.

11.3.1        The Parties understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised, which prohibits the promise, payment or giving of anything of value, either directly or indirectly, to any government official for the purpose of obtaining or retaining business or any improper advantage. For purposes of this Section, “government official” means:

(a)             any official, officer, representative, or employee of any non-U.S. government department, agency or instrumentality (including any government-owned or controlled commercial enterprise), or any official of a public international organization or political party or candidate for political office.

The Parties shall furthermore ensure that their Affiliates that have rights or obligations under this Agreement understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised with regard to activities performed under this Agreement.

11.3.2        The Parties, their Affiliates and their shareholders are not engaged in or in any manner whatsoever related to illegal or illicit acts or activities and the financial resources used for the compliance of the obligations undertaken hereunder derive from legal activities and sources. The Parties further represent that they are in full compliance with all applicable laws, rules and regulations that are applicable to their activities.

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11.4              Supplier Indemnification. Supplier hereby agrees to defend, hold harmless and indemnify Distributor and its agents, directors, officers and employees from and against any liability or loss or liability for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including reasonable attorney’s fees, costs and disbursements) resulting from suits, claims, actions and demands, in each case brought by a third party arising out of: (a) a breach of any of Supplier’s representations and warranties under Section 11.1 or 11.3 or of any warranty contained in the General Terms and Conditions, (b) any bodily harm or death caused by defects in materials or workmanship of Products, or on-label use of the Product, or (c) infringement, misuse, misappropriation, tort, unfair competition, passing off or violation by Supplier’s Products or Supplier Marks of any patent, trade secret, trademark, trade name or other intellectual property right of any third party.

11.5              Distributor Indemnification. Distributor hereby agrees to defend, hold harmless and indemnify Supplier, its Affiliates, and their respective agents, directors, officers and employees from and against any liability or loss or liability for any and all judgments, claims, causes of actions, suits proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including reasonable attorney’s fees, costs, and disbursements), resulting from suits, claims, actions and demands, in each case brought by a third-party arising out of: (a) any breach of Distributor’s obligations under this Agreement, (b) a breach of any of Distributor’s representations and warranties under Section 11.2 or 11.3, (c) Product claims, representations or warranties, whether written or oral, made or alleged to be made by Distributor, Distributor’s Subdistributor or any of their respective agents of in advertising, publicity, promotion or sale of any Product where such product claims, representations or warranties were not provided by or approved by Supplier or are inconsistent with the Label Claims, (d) any infringement, misuse, misappropriation or violation of any intellectual property right of any third party by any trademark or trade name of Distributor or any of its Subdistributors or agents, (e) off-label promotion, marketing sale or distribution of the Products by Distributor or Subdistributors, and any bodily harm or death caused by the off-label promotion, marketing, sale or distribution of the Product by Distributor, or (f) negligent handling by Distributor or any its Subdistributors or their respective agents.

11.6              Insurance. Each Party agrees to maintain general commercial and product liability insurance consistent with industry standards for a product of this nature. Distributor shall provide Supplier with evidence of such coverage upon written request.

11.7              Warranties Disclaimer; Non-Reliance. EXCEPT FOR THE LIMITED EXPRESS WARRANTIES DESCRIBED IN SECTION 11.1 AND SECTION 11.3, (A) NEITHER SUPPLIER NOR ANY PERSON ON SUPPLIER'S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; OR (ii) FITNESS FOR A PARTICULAR PURPOSE; OR (iii) TITLE; OR (iv) NON-INFRINGEMENT WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SUPPLIER, OR ANY OTHER PERSON ON SUPPLIER'S BEHALF, EXCEPT AS SPECIFICALLY DESCRIBED IN SECTION 11.1 AND SECTION 11.3 OF THIS AGREEMENT.

12.	Termination.

12.1              No Liability. Neither Party shall incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such Party that complies with the terms of the Agreement whether or not such Party is aware of any such damage, loss or expense.

12.2              Survival. Except to the extent expressly provided to the contrary, the following provisions shall survive the termination of this Agreement: Sections 1, 9, 10, 11.4, 11.5, 13.10 and Attachment C.

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13.	Miscellaneous.

13.1              Liability. Nothing in this Agreement shall be effective to limit or restrict any liability of any Party in respect of (i) death, personal injury, loss or claim resulting from fraud, gross negligence or willful misconduct as otherwise prohibited by law; or (ii) any fraudulent or negligent misrepresentation.

Subject to clauses (i) and (ii) above, the Parties will not be liable to the other for any punitive, incidental, special, indirect or consequential damages, including loss of profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

The Parties acknowledge that monetary damages may be inadequate for a breach of this Agreement by any Party. Accordingly, the Parties agree that any other Party may seek the granting of injunctive relief as one of the remedies available to it in respect of any breach by any Party.

13.2              Entire Agreement. This Agreement, together with its Attachments, which by this reference are incorporated herein, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same. This Agreement may not be modified or supplemented except by a written instrument signed by the Parties. Furthermore, it is the intention of the Parties that this Agreement shall be controlling over additional or different terms of any Purchase Order or similar Distributor document, even if accepted in writing by the Parties, and waivers and amendments shall be effective only if made by negotiated waiver agreements referencing this Agreement and clearly understood by the Parties to be an amendment or waiver.

13.3              Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

13.4              Further Assurances. Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.5              Use of Party’s Name. Except as provided in this Agreement, or right, express or implied, is granted by this Agreement to either Party to use in any manner the name or trademark of the other.

13.6              Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party (and any attempt to do so will be void), which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted or purported assignment or transfer of rights outside of this provision infringe the provisions of this Section and shall be null and void.

13.7              Notices. All notices, consents, or approvals required by this Agreement shall be in writing sent by certified or registered mail, postage prepaid, or through a reputable expedited courier service, to the Parties at the addresses set forth in the preamble of this Agreement or such other addresses as may be designated in writing by the respective Parties. Notice shall be deemed effective on the date of confirmed receipt shown on the return receipt or on the third day following delivery to a reputable courier.

13.8              Relationship of the Parties. All Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Supplier and Distributor as partners, agents or joint venturers with respect to this Agreement. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

13.9              Waiver. The waiver by either Party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any subsequent breach of such provisions or the waiver of the provision itself.

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13.10          Dispute Resolution and Applicable Law. Any dispute regarding this Agreement shall be governed by and construed in accordance with the law of the State of Georgia, without regard to conflict of law principles. Each of the Parties hereby consents to the exclusive jurisdiction of the federal and state courts in Cherokee County, Georgia, U.S.A over any and all disputes arising hereunder. Further each of the Parties hereby expressly and irrevocably waives any claims or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non-conveniens or any similar basis.

13.11          Captions. Section captions are for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof.

13.12          Force Majeure. A Party shall not be liable for nonperformance or delay in performance (other than obligations regarding payment, confidentiality and Distribution Rights) caused by any event reasonably beyond the control of such Party including, but not limited to, wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, pandemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

13.13          Counterparts. This Agreement may be executed in two or more counterparts, in original all of which shall be considered one and the same agreement, and all of which shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

[Signature Page follows.]

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DISTRIBUTOR	SUPPLIER

EMC Pharma, LLC	SONOMA PHARMACEUTICALS, INC.

By: /s/ Eric Bailey Name: Eric Bailey Title: Owner/CEO	By: /s/ Amy Trombly Name: Amy Trombly Title: CEO

Date: 03/22/2021	Date: 03/26/2021

EXHIBITS

Exhibit A – Channels, Field, Territory, Products, Minimum Purchase Requirements, Royalties and Pricing

Exhibit B – Term and Termination

Exhibit C – Purchase Prices for Inventory at Cardinal

Exhibit D – Wholesalers

Exhibit E – Specialty Pharmacies

Exhibit F – Supplier’s General Terms and Conditions

Exhibit G – Referral Fee Agreement

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EXHIBIT A

TO EXCLUSIVE DISTRIBUTION AGREEMENT

This agreement is for prescription and office dispense dermatology applications in both Channels and application.

Channels: Prescription and office/direct dispense dermatological itch market, such as dermatologist offices, healthcare offices, clinics, hospitals and spas. OTC products are excluded.

Field: Topical dermatological application to manage itch.

Territory: United States of America, including the District of Columbia.

Website sales: Permitted only when delivery is within the Territory.

Product(s):

Product Name	Transfer Price per Unit in Contract Year 1	Transfer Price per Unit in Contract Years 2 through 5 (1)
Levicyn	$[___]	$[___]
Celacyn	$[___]	$[___]
Sebuderm	$[___]	$[___]
Lasercyn	$[___]	$[___]
Lasercyn, 2 oz	$[___]	$[___]
Epicyn	$[___]	$[___]
Acuicyn (glass bottle)	$[___]	$[___]
Acuicyn (plastic bottle)	$[___]	$[___]

(1) After Contract Year 2, Supplier will have the right to increase Transfer Prices to reflect its actual increases in Supplier’s manufacturing costs.

Supplier Mark to be applied on all Packaging:

Royalty Amounts per Section 6 of the Agreement:

Contract Year	Quarter 1	Quarter 2	Quarter 3	Quarter 4
1	$[___]	$[___]	$[___]	$[___]
2	$[___]	$[___]	$[___]	$[___]
3	$[___]	$[___]	$[___]	$[___]
4	$[___]	$[___]	$[___]	$[___]
5	$[___]	$[___]	$[___]	$[___]
Total				$[___]

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Distributor’s share of Referral Fee: [__]% of Net Revenue

Minimum Purchase Requirements:

Each purchase order shall be for a minimum of [___], which [___]. Orders totaling less than [___] are subject to incurring special order charges and pricing.

Each Minimum Purchase Requirement Period is [___] beginning on the Effective Date.

Distributor must purchase the Minimum Purchase Requirements per Minimum Purchase Requirement Period, as set forth in the table below.

[___]

Minimum Purchase Requirements Table:

	Contract Year 1		Contract Year 2		Contract Year 3		Contract Year 4		Contract Year 5
Product	1st Period	2nd Period	1st Period	2nd Period	1st Period	2nd Period	1st Period	2nd Period	1st Period	2nd Period
Acuicyn	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]
Celacyn	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]
Epicyn	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]
Lasercyn	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]
Levicyn	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]
Sebuderm	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]
Total	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]	$[___]

Minimum Purchase Requirements for Dermatology Products after Contract Year 5 (“Renewal Term”) shall increase by [___] each Period or a total of [___] per Contract Year.

Minimum Purchase Requirements for Eye Products (Acuicyn) after Contract Year 5 (Renewal Term) shall increase by [___] each Period or a total of [___] per Contract Year.

The above listed Minimum Purchase Requirements are flexible by Product(s), including new product SKU’s, as long as the dollar amount in the line “Total” is achieved in the Period.

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Microcyn Purchase Prices

Product and Size	SKU	Price
Microcyn Hydrogel 1.5oz	[___]	$[___]
Microcyn Hydrogel 3oz	[___]	$[___]
Microcyn Irrigation 450 mL	[___]	$[___]
Microcyn Irrigation 990 mL	[___]	$[___]
Microcyn NPWT 500 mL	[___]	$[___]
Microcyn NPWT 990 mL	[___]	$[___]
Microcyn NPWT 1000 mL	[___]	$[___]
Microcyn NPWT 450 mL	[___]	$[___]
Microcyn Professional Irrigation SOL 1L	[___]	$[___]
Microcyn Skin and Wound Care HydroGel, 1.5oz	[___]	$[___]
Microcyn Skin and Wound Care HydroGel, 3oz	[___]	$[___]
Microcyn Skin and Wound Care w/Preservatives, 250mL	[___]	$[___]
Microcyn Skin and Wound Care w/Preservatives, 2oz	[___]	$[___]
Microcyn Skin and Wound Care w/Preservatives, 8oz	[___]	$[___]
Microcyn Solution w/Preservatives, 500mL	[___]	$[___]
Microcyn Spray 8oz	[___]	$[___]
Microcyn Squeeze 250 mL	[___]	$[___]

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EXHIBIT B

TO EXCLUSIVE DISTRIBUTION AGREEMENT

TERM AND TERMINATION

Initial Term. 5 years from Effective Date (“Initial Term”)

Renewals: 1-year Renewal Terms, unless either Party provides written notice to the other Party of its intent not to renew at least [___] prior to the end of the Initial Term or the then current Renewal Term.

Termination by Either Party. Either Party may terminate this Agreement:

[___]

Termination by Supplier.

[___]

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EXHIBIT C

TO EXCLUSIVE DISTRIBUTION AGREEMENT

NUMBER AND PURCHASE PRICES FOR INVENTORY AT CARDINAL

26-Mar-21
Product	Units	Price	Total Cost
Celacyn Prescription Scar Mmgt Gel 28g (1oz)	[___]	$[___]	$[___]
Epicyn Antimicrobial Facial Cleanser, 8oz (237mL)	[___]	$[___]	$[___]
Lasercyn Dermal Spray 2oz	[___]	$[___]	$[___]
Lasercyn Dermal Spray 8oz	[___]	$[___]	$[___]
Lasercyn Gel 6oz	[___]	$[___]	$[___]
Levicyn Antimicrobial Dermal Spray 473mL	[___]	$[___]	$[___]
Levicyn Antimicrobial Dermal Spray, 8oz (237mL)	[___]	$[___]	$[___]
Levicyn Antipruritic Gel 6oz	[___]	$[___]	$[___]
Levicyn Antipruritic SG 6oz	[___]	$[___]	$[___]
Sebuderm Topical Gel 8oz	[___]	$[___]	$[___]
$[___]

Acuicyn Antimicrobial Eyelid & Eyelash 40mL	[___]	$[___]	$[___]
Acuicyn Antimicrobial Eyelid & Eyelash 80mL	[___]	$[___]	$[___]
$[___]
Total			$[___]

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EXHIBIT D

TO EXCLUSIVE DISTRIBUTION AGREEMENT

WHOLESALERS

20

EXHIBIT E

TO EXCLUSIVE DISTRIBUTION AGREEMENT

SPECIALTY PHARMACIES

21

EXHIBIT F

TO EXCLUSIVE DISTRIBUTION AGREEMENT

SONOMA PHARMACEUTICALS, INC.

GENERAL TERMS AND CONDITIONS

22

EXHIBIT G

TO EXCLUSIVE DISTRIBUTION AGREEMENT

REFERRAL FEE AGREEMENT

23